UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 3, 2020

RELIANCE STEEL & ALUMINUM CO.

(Exact name of registrant as specified in its charter)

Delaware	001-13122	95-1142616
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

350 S. Grand Ave., Suite 5100
Los Angeles, CA 90071

(Address of principal executive offices)

(213) 687-7700

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	RS	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 3, 2020, Reliance Steel & Aluminum Co. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) among the Company, as Borrower, Bank of America N.A., as the Administrative Agent, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents, PNC Bank, National Association and TD Bank, N.A., as Co-Documentation Agents, and the other lenders party thereto. The Credit Agreement amends and restates the Company’s existing credit agreement dated as of September 30, 2016 (the “Existing Credit Agreement”) among the Company, Bank of America, N.A., as administrative agent, each lender party thereto and the other agents party thereto.

The Credit Agreement provides for a five-year senior unsecured revolving credit facility in an aggregate amount of $1.5 billion, which includes a $150 million letter of credit sublimit and a $50 million swing line loan sublimit.  The Credit Agreement does not have any outstanding borrowings. The Company may use funds borrowed under the Credit Agreement from time to time for general corporate purposes, growth and stockholder return activities.

The Credit Agreement is not guaranteed by any of the Company’s subsidiaries and is unsecured.

At the Company’s option, loans issued under the Credit Agreement will bear interest at either LIBOR or an alternate base rate, in each case plus the applicable interest rate margin.  Loans will initially bear interest at LIBOR plus 1.25% per annum, in the case of LIBOR borrowings, or at the base rate plus 0.25%, in the alternative, through and including the date of delivery of a compliance certificate for the fiscal quarter ending September 30, 2020, and thereafter the interest rate will fluctuate between LIBOR plus 1.00% per annum and LIBOR plus 1.75% per annum (or between the alternate base rate and the alternate base rate plus 0.75% per annum), based upon the Company’s Total Leverage Ratio (as defined in the Credit Agreement) at such time.  In addition, the Company will initially be required to pay fees of 0.20% per annum on the unused amount of the Credit Agreement through and including the date of delivery of a compliance certificate for the fiscal quarter ending September 30, 2020, and thereafter the fee rate will fluctuate between 0.175% per annum and 0.25% per annum, based upon the Company’s Total Leverage Ratio.

The Credit Agreement contains usual and customary representations and warranties, and usual and customary affirmative and negative covenants, including limitations on liens, additional subsidiary indebtedness, restrictions on investments, distributions and mergers.  The financial covenants include maintenance of a maximum total leverage ratio and a minimum interest coverage ratio. The Credit Agreement also contains usual and customary events of default, including non-payment of principal, interest, fees and other amounts, breach of a representation or warranty, non-performance of covenants and obligations, default on other material debt, bankruptcy or insolvency, material judgments, incurrence of certain ERISA liabilities, impairment of loan documentation, and change of control. The Credit Agreement may be prepaid at any time without premium. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the text of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under “Item 1.01.  Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Amended and Restated Credit Agreement dated as of September 3, 2020, among Reliance Steel & Aluminum Co., as Borrower, Bank of America N.A., as the Administrative Agent, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents, PNC Bank, National Association and TD Bank, N.A., as Co-Documentation Agents, and the other lenders party thereto.

99.1	Press Release issued by Reliance Steel & Aluminum Co., dated September 8, 2020.

104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RELIANCE STEEL & ALUMINUM CO.

Dated: September 10, 2020	By:	/s/ William A. Smith II
William A. Smith II
Senior Vice President, General Counsel and Corporate Secretary

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